Exhibit 3.2
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MATERION CORPORATION.

ARTICLE I

The name of the Corporation shall be Materion Corporation (the "Corporation").

ARTICLE II

The place in the State of Ohio where the Corporation's principal office is to be located is the City of Cleveland, Cuyahoga County.

ARTICLE III
A.Authorized Capital Stock.

The total number of shares of capital stock which the Corporation shall have authority to issue is 65,000,000, of which (a) 5,000,000 shares shall be preferred stock, no par value ("Preferred Stock"), and (b) 60,000,000 shares shall be common stock, no par value ("Common Stock").

B.Preferred Stock.

The Board of Directors of the Corporation (the "Board") shall have authority to issue Preferred Stock from time to time in one or more classes or series. The express terms of shares of a different series of any particular class shall be identical except for such variations as may be permitted by law. Unless this provision is expressly modified by a Preferred Stock Designation (as hereinafter defined) in accordance with then-applicable law, the holders of Preferred Stock will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of Preferred Stock held of record by such holder as of the record date for such meeting.

ARTICLE IV

The Board shall be authorized hereby to exercise all powers now or hereafter permitted by law providing rights to the Board to adopt amendments to these Amended and Restated Articles of Incorporation (i) to fix or change the express terms of any unissued or treasury shares of any class, including, without limiting the generality of the foregoing: division of such shares into series and the designation and authorized number of shares of each series; voting rights of such shares; dividend or distribution rate; dates of payment of dividends or distributions and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of the same series or any other class or series; all as may be established by resolution of the Board from time to time (collectively with the terms of the Preferred Stock, a "Preferred Stock Designation"), and (ii) to include within these Amended and Restated Articles of Incorporation such additional provisions, or amendments to any existing provisions, as may hereafter be authorized by law.

ARTICLE V

The Corporation may from time to time, pursuant to authorization by the Board and without action by the shareholders, purchase or otherwise acquire capital stock of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board shall determine; subject, however, to such limitation or restriction, if any, as is contained in any Preferred Stock Designation at the time of such purchase or acquisition.

ARTICLE VI

Subject to Article WI of these Amended and Restated Articles of Incorporation and any Preferred Stock Designation, and notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Amended and Restated Articles of Incorporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such classes. For purposes of these Amended and Restated Articles of Incorporation, "voting power of the Corporation" means the aggregate voting power of (a) all the outstanding shares of Common Stock of the Corporation and (b) all the outstanding shares of any class or series of capital stock of the Corporation that has (i) rights to distributions senior to those of the Common Stock including, without limitation, any relative, participating, optional, or other special rights and privileges of, and any qualifications or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.

ARTICLE VII

Section 1. In addition to any affirmative vote required by law or these Amended and Restated Articles of Incorporation, any Related Party Transaction shall require the affirmative vote of not less than both a majority of the Corporation's outstanding Voting Stock and a majority of the portion of the Corporation's outstanding Voting Stock excluding the Voting Stock owned by the Related Party involved in the Related Party Transaction. In the event of any inconsistency between this Article VII and any other provision of these Amended and Restated Articles of Incorporation, this Article VII shall govern.

Section 2. The provisions of Section 1 of this Article VII shall not be applicable to Related Party Transactions in which (a) the aggregate amount of the cash and the fair market value of consideration other than cash received per share by holders of outstanding shares of each class or series of Voting Stock of the Corporation who receive cash or other consideration in the Related Party Transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends, and other distributions) paid by the Related Party in acquiring any of its holdings of each class or series of such Voting Stock and (b) the form of consideration received by holders of shares of each class or series of such Voting Stock in cash or the same form of the consideration used by the Related Party to acquire the largest percentage of each class or series of such Voting Stock owned by the Related Party.

Section 3. The provisions of Section 1 of this Article VII shall not be applicable to any Related Party Transaction expressly approved by a majority vote of the Continuing Directors of the Corporation.

Section 4. For The Purpose Of This Article VII:

(a)The term "Related Party Transaction" shall mean (i) any merger or consolidation of the Corporation or a Subsidiary with a Related Party, irrespective of which party, if either, is the surviving party, (ii) any sale, purchase, lease, exchange, transfer, or other transaction (or series of transactions) between the Corporation or a Subsidiary and a Related Party involving the acquisition or disposition of assets for consideration of $5,000,000 or more in value (except transactions in the ordinary course of business), (iii) the issuance or transfer of any securities of the Corporation or of a Subsidiary to a Related Party (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation), (iv) any reclassification of securities of the Corporation (including any reverse stock split) or any recapitalization or other transaction involving the Corporation or its Subsidiaries that would have the effect of increasing the voting power of a Related Party, except for any mandatory redemption required by the terms of outstanding securities, and (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation in favor of which a Related Party votes its Voting Stock.

(b)The term "Related Party" shall mean (i) any individual, corporation, partnership, or other person, group or entity which, together with its Affiliates and Associates, is the beneficial owner of ten percent (10%) or more but less than ninety percent (90%) of the Voting Stock of the Corporation or (ii) any such Affiliate or Associate.

(c)A person shall be a "beneficial owner" of any shares of Voting Stock:

(1)Which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(2)Which such person or any of its Affiliates or Associates has

(i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or

(ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(3) Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(d)The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 1 2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of these Amended and Restated Articles of Incorporation.

(e)The term "consideration other than cash" as used in Section 2(a) of this Article Seventh shall include, without limitation, Voting Stock of the Corporation retained by its existing shareholders in the event of a merger or consolidation with a Related Party in which the Corporation is the surviving corporation.

(f)The term "Subsidiary" shall mean any Affiliate of the Corporation more than fifty percent (50%) of the outstanding securities of which representing the right, other than as affected by events of default, to vote for the election of directors is owned by the Corporation or by another Subsidiary (or both).

(g)The term "Voting Stock" shall mean all securities of the Corporation entitled to vote generally in the election of directors.

(h)The term "Continuing Director" shall mean a director who either (i) was a member of the Board immediately prior to the time that the Related Party involved in a Related Party Transaction became a Related Party, or (ii) was designated (before his or her initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

Section 5. A majority of the Continuing Directors shall have the power and duty to determine conclusively for the purposes of this Article VII, on the basis of information known to them, (a) whether a person is a Related Party, (b) whether a person is an Affiliate or Associate of another, (c) whether a transaction between the Corporation or a Subsidiary and a Related Party involves the acquisition or disposition of assets for consideration of 55,000,000 or more in value, (d) the fair market value of consideration other than cash received by holders of Voting Stock in a Related Party Transaction, and (e) such other matters with respect to which a determination or interpretation is required under this Article VII.

Section 6. Nothing contained in this Article VII shall be construed to relieve any Related Party from any fiduciary or other obligation imposed by law.

Section 7. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Amended and Restated Code of Regulations of the Corporation or any provision of law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, these Amended and Restated Articles of Incorporation or the Amended and Restated Code of Regulations of the Corporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Corporation's Voting Stock, voting as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article VII.

ARTICLE VIII

Except as may be provided in any Preferred Stock Designation, no holder of any shares of capital stock of the Corporation shall have any preemptive right to acquire any shares of unissued capital stock of any class or series, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of capital stock.

ARTICLE IX

Any and every statute of the State of Ohio hereafter enacted, (i) whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or (ii) whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, or (iii) whereby the authority of the directors to adopt amendments to the articles of incorporation without shareholder approval shall be expanded, will apply to the Corporation and will be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Amended and Restated Articles of Incorporation in the office of the Secretary of State of Ohio.

ARTICLE X

Except as may be otherwise provided in any Preferred Stock Designation, the number of the directors of the Corporation will not be less than 9 nor more than 18 as may be determined from time to time only (i) by a vote of a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board, or (ii) by the affirmative vote of the holders of at least 50% of the voting power of the Corporation, voting together as a single class. Until the 2017 annual meeting of shareholders, the directors, other than those who may be expressly elected by virtue of the terms of any Preferred Stock Designation, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in size as possible and consisting of not less than three directors in each class. Directors elected at or prior to the 2014 annual meeting of shareholders will hold office for the term of three years from the date of their election and until the election of their successors. At the 2015 annual meeting of shareholders, the directors elected to succeed those directors whose terms expire at that meeting will hold office for the term of two years from the date of their election and until the election of their successors. At the 2016 annual meeting of shareholders, the directors elected to succeed those directors whose terms expire at that meeting will hold office for the term of one year from the date of their election and until the election of their successors. At the 2017 annual meeting of shareholders, and each annual meeting of shareholders thereafter, each director will be elected for a term expiring at the next annual meeting of shareholders and until the election of their successors. Except as may be otherwise provided in any Preferred Stock Designation, at each annual meeting of the shareholders of the Corporation, the successors to the directors whose terms expire at that meeting shall be elected by a plurality vote of all votes cast at such meeting. No holder of shares of any class of capital stock of the Corporation shall have the right to cumulate the voting power in respect of those shares in the election of directors, and the right to cumulate the voting power in the election of directors as provided in Section 1701.55 of the Ohio Revised Code is hereby specifically denied to all holders of shares of any class of capital stock of the Corporation. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.

ARTICLE XI

These Amended and Restated Articles of Incorporation supersede the existing Articles of Incorporation of the Corporation.